EXHIBIT 99.2

                               TRENWICK GROUP LTD.

                          EMPLOYEE SHARE PURCHASE PLAN

Section 1.   Purpose of the Plan

       The purpose of the Trenwick Group Ltd. Employee Share Purchase Plan (the "Plan") is to provide employees of Trenwick Group Ltd. ("Trenwick") and designated Subsidiaries an opportunity to acquire a proprietary interest in Trenwick through the purchase of common shares, $.10 par value per share, of Trenwick ("Common Shares"). It is intended that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended ("Code"), and the provisions of the Plan shall be construed accordingly.

Section 2.  Definitions

       For purposes of the Plan, the following terms shall be defined as set forth below:

(a) "Business Day" means each day that the New York Stock Exchange, Inc. (or such other exchange on which Common Stock is principally traded on the date of reference) is open for the transaction of business.

(b)  "Commencement  Date"  shall mean the first  Business  Day of each  Offering
     Period.

(c) "Corporate Transaction" means the occurrence of any one of the following events:

     (i) any "person" (as defined in Section 3(a)(9) of the Exchange Act and as such term is modified in Sections 13(d) and 14(d) of the Exchange
          Act), excluding Trenwick or any of its Subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of Trenwick or any of its Subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of Trenwick in substantially the same proportions as their ownership of Trenwick, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Trenwick (not including in the securities beneficially owned by such person any securities acquired directly from Trenwick or its affiliates) representing fifty percent (50%) or more of the combined voting power of Trenwick's then outstanding securities; or


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     (ii) during  any  period of not more than two (2)  consecutive  years  (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors of Trenwick and any new director (other than a director designated by a person who has entered into an agreement with Trenwick to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board of Directors of Trenwick or nomination for election by Trenwick's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were the directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

     (iii) the shareholders of Trenwick approve a merger, amalgamation, scheme of arrangement or consolidation of Trenwick with any other corporation, other than (A) a merger, amalgamation, scheme of arrangement or consolidation which would result in the voting securities of Trenwick outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Trenwick, at least fifty percent (50%) of the combined voting power of the voting securities of Trenwick or such surviving entity outstanding immediately after such merger, amalgamation, scheme of arrangement or consolidation, or (B) a merger, amalgamation, scheme of arrangement or consolidation effected to implement a recapitalization of Trenwick (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of Trenwick's then outstanding securities; or

     (iv) the shareholders of the Company approve a plan of complete liquidation of Trenwick or an agreement for the sale or disposition by Trenwick of all or substantially all of Trenwick's assets.

         (d) "Eligible Employee" means any person who, on a Commencement Date,
(i) is customarily scheduled to be employed by any Participating Company as an employee for at least 20 hours per week and for more than five (5) months in any calendar year, and (ii) has completed three months of employment with Trenwick or any Subsidiary.

         (e) "Fair Market Value" means, with respect to the Common Shares, the mean of the high and low sales prices of the Common Shares on the relevant date as reported on the stock exchange or market on which the Common Shares are primarily traded, or if no sale is made on such date, then the Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Shares on the next preceding day and the next succeeding day on which such sales were made, as reported on the stock exchange or market on which the Common Shares are primarily traded.



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         (f) "Offering" means any proposal made in accordance with the terms and conditions of the Plan permitting Eligible Employees to purchase Common Shares under the Plan during an Offering Period.

         (g) "Offering Period" means each period which begins on a Commencement Date and ends on a Purchase Date during which Eligible Employees may purchase Common Shares pursuant to an Offering under the Plan.

         (h) "Participating Company" shall mean Trenwick and each Subsidiary which the Committee has designated to participate in the Plan.

         (i) "Purchase Date" shall mean the last Business Day of each Offering Period.

         (j) "Subsidiary" shall mean any corporation which is a "Subsidiary" of Trenwick, as that term is defined in Section 424(f) of the Code.

Section 3.  Administration of the Plan

       The Plan shall be administered by the Compensation Committee of the Board of Directors of Trenwick (the "Committee"). Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including Trenwick, its Subsidiaries, employees, persons claiming rights from or through employees and the shareholders of Trenwick.

       Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to designate the Subsidiaries whose employees will participate in the Plan, (b) to determine the maximum number of Common Shares to be acquired by each Eligible Employee during each Offering Period, (c) to determine the terms and conditions of each Offering; (d) to determine the length of each Offering Period and the Commencement Date thereof;
(e) to correct any defect or supply any omission or reconcile any inconsistency in the Plan; (f) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan and the conduct of each Offering; and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan.

Section 4. Participation in the Plan

       (a) Only individuals who are employees of a Participating Company shall be eligible to acquire Common Shares pursuant to any Offering under the Plan. Except as provided in paragraph (b) hereof, every Eligible Employee on the Commencement Date of an Offering shall be eligible to participate in such Offering, provided such individual remains an Eligible Employee until the Purchase Date.

       (b) Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be eligible to participate in any Offering if:


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          (i)  on the  Commencement  Date, such Eligible  Employee (or any other person whose shares would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five (5) percent or more of the total combined voting power or value of all classes of shares of Trenwick or a Subsidiary; or

          (ii) the Eligible Employee belongs to a class or group of Eligible Employees that the Committee deems ineligible for participation in any Offering (as the Committee may do from time to time), so long as the exclusion of such class or group of Eligible Employees from participation in an Offering does not jeopardize qualification of the Plan under Section 423 of the Code or other applicable law.

Section 5.  Offerings

       (a) The Plan shall be implemented by a series of Offerings to all Eligible Employees, the duration and frequency of which will be specified from time to time by the Committee.

       (b) Each Offering shall permit each Eligible Employee to purchase on the Purchase Date Common Shares at a purchase price per share which shall not be less than the lower of (i) 85% of the Fair Market Value of the Common Shares on the Commencement Date, or (ii) 85% of the Fair Market Value of the Common Shares on the Purchase Date.

       (c) No Offering Period pursuant to the Plan shall be for a period greater than 12 months from the Commencement Date.

       (d) All Eligible Employees participating in an Offering under the Plan shall have the same rights and privileges, except that the Committee may from time to time provide for differences in the rights and privileges of Eligible Employees so long as such differences do not jeopardize the qualification of the Plan under Section 423 of the Code or violate other applicable law.

Section 6.  Shares Available under the Plan

       (a) Subject to the provisions of Section 7 hereof, the aggregate number of Common Shares available for purchase pursuant to all Offerings under the Plan shall not exceed 300,000 shares.

       (b) If the total number of Common Shares to be purchased on any Purchase Date when added to the number of Common Shares previously issued pursuant to Offerings under the Plan exceeds the maximum number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares available for purchase in such Offering in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the amounts received from each Eligible Employee in excess of the amounts applied to purchase Common Shares shall be refunded to each Eligible Employee.

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Section 7.  Adjustments upon Changes in Capitalization

       In the event that the Committee determines that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, amalgamation, scheme of arrangement, consolidation, spin-off, combination, share exchange or other similar corporate transaction or event affects the Common Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Employees under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of
(i) the number and kind of Common Shares which may thereafter be available under the Plan, (ii) the number and kind of Common Shares issuable in respect of any current Offering, and (iii) the purchase price relating to any purchase of Common Shares to be acquired in any Offering; provided, however, that no adjustment shall be made if, or to the extent that, such adjustment would cause the Plan to violate Section 423 of the Code.

Section 8.  Accrual Limitations

       (a) No Eligible Employee shall be entitled to accrue rights to acquire Common Shares in any Offering under the Plan (which right shall accrue on the Purchase Date for an Offering Period) if and to the extent such accrual, when aggregated with (i) rights to purchase Common Shares accrued under any other Offering under the Plan during the same calendar year and (ii) rights accrued under any other employee stock purchase plan (within the meaning of Section 423 of the Code) of Trenwick or any Subsidiary during the same calendar year, would cause such Eligible Employee to be able to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of Common Shares or shares of any Subsidiary (determined on the basis of the Fair Market Value of such shares on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

Section 9.  General Provisions

       (a) Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Trenwick or any Subsidiary, and no employee of any Subsidiary which is not a Participating Company shall have any claim or right to participate in any Offerings under the Plan.

       (b) No right of an Eligible Employee to purchase Common Shares pursuant to an Offering under the Plan shall be assigned or transferred by such Eligible Employee and such rights to purchase Common Shares pursuant to an Offering shall be exercisable during the lifetime of the Eligible Employee only by the Eligible Employee.


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       (c) No Offering shall confer on any Eligible Employee any of the rights of a shareholder of Trenwick unless and until Common Shares are duly issued or transferred to the Eligible Employee in accordance with the terms of the Offering.

       (d) Upon the occurrence of any Corporate Transaction, any outstanding Offering under the plan will terminate on the Business Day immediately preceding such Corporate Transaction and such date shall be treated as the Purchase Date for such Offering Period.

       (e) The provisions of the Plan shall be governed by the laws of the State of Connecticut without resort to that state's conflict-of-laws rules.

Section 10.  Effective Date; Amendment; Termination

       (a) The Plan shall become effective as of February 1, 2001, subject to the approval of the Plan by the shareholders of Trenwick on or before December 31, 2001.

       (b) The Board of Directors of Trenwick may terminate the Plan or amend the Plan from time to time; provided, however, that the Board of Directors of Trenwick shall not, without the approval of the shareholders of Trenwick (i) increase the number of shares available for purchase pursuant to all Offerings,
(iii) change the class of persons eligible to participate in an Offering under the Plan, or (iii) reduce the purchase price of Common Shares below that set forth in Section 5(b) herein.

       (c) Unless sooner terminated by the Board of Directors of Trenwick, the Plan shall terminate when all shares available for issuance under the Plan have been purchased pursuant to an Offering under the Plan, or the date of any Corporate Transaction, if earlier.